Exhibit 10.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

INTERNATIONAL PAPER CONTAINER HOLDINGS (Spain) S.L.

AND

FINANCIERE PAPIER ET CARTON KADIRIA - FINAPACK

DATED SEPTEMBER 15, 2005

Table of Contents

ARTICLE I DEFINITIONS		6

1.1 Defined Terms		6

1.2 Presumption and Headings		10

ARTICLE II PURCHASE AND SALE		10

2.1 Purchase and Sale of the Acquired Shares		10

2.2 Consideration for the Acquired Shares		10
2.2.1	Purchase Price	10
2.2.2	Method of Payment	11

ARTICLE III CLOSING		11

3.1 Date and Place of Closing		11

3.2 Closing Deliveries		11

ARTICLE IV REPRESENTATIONS AND WARRANTIES		12

4.1 Representations and Warranties of the Seller		12
4.1.1	Financial Statements	12
4.1.2	Authority and Powers and Enforceability	13
4.1.3	Setting up of CMCP and its Subsidiaries	13
4.1.4	Shares of CMCP and its Subsidiaries	13
4.1.5	Transfer of the Acquired Shares	14
4.1.6	Registers and Documents	15
4.1.7	Options, Mortgages and Other Liens	15
4.1.8	Compliance with Laws and Regulations	15
4.1.9	Contracts	15
4.1.10	Unusual Contracts, Financial Commitments, Contracts with Shareholders	16
4.1.11	Off-Balance Sheet Liabilities and Commitments	17
4.1.12	Profit Sharing Agreements	17
4.1.13	Clients and Suppliers	17
4.1.14	Insolvency	17
4.1.15	Litigation	17
4.1.16	Employees, Corporate Officers of CMCP and its Subsidiaries	18
4.1.17	Retirement	19
4.1.18	Movable Assets and Real Property	19
4.1.19	Leases	20
4.1.20	Intellectual Property Rights	20
4.1.21	Insurance	21
4.1.22	Powers and Authorizations	21
4.1.23	Taxes, Duties and Contributions	21

4.1.24	Inventories	22
4.1.25	Products and Services	23
4.1.26	Environment	23
4.1.27	Third Party Consents	23
4.1.28	Pre-signing transactions	23
4.1.29	Affiliates Transactions	24
4.1.30	Illegal Payments	24
4.1.31	No Advisors’ Fees	24
4.1.32	Truthfulness of the Representations	24

4.2 Representations and Warranties of the Purchaser		24
4.2.1	Authority and Powers and Enforceability	24
4.2.2	Setting up of the Purchaser	25

ARTICLE V COVENANTS		25

5.1 Covenants of the Seller		25
5.1.1	Operation of the Business	25
5.1.2	Restricted Actions	26
5.1.3	CMCP Corporate Structure	27
5.1.4	Permits and Consents	27
5.1.5	Macarpa Acquisition	28
5.1.6	Share Capital Reduction	28
5.1.7	Past Restructurings	28
5.1.8	Tax Matters	28
5.1.9	Specific Indemnities	28
5.1.10	Cooperation	29
5.1.11	Notices	29

5.2 Mutual Covenants		30
5.2.1	Publicity	30
5.2.2	Fullfilment of Conditions Precedent.	30
5.2.3	Confidentiality	30

ARTICLE VI CONDITIONS PRECEDENT		31

6.1 Condition to Obligation of both Parties to Close		31
6.1.1	No Legal Impediment	31

6.2 Condition to Obligation of the Purchaser to Close		31
6.2.1	Representations and Warranties True and Correct	31
6.2.2	Compliance with the Obligations of this Agreement	31
6.2.3	No Material Adverse Change	31
6.2.4	Satisfactory Implementation of the Prior Transactions Set Forth in Schedule 4.1.28	31
6.2.5	Notification of transfer of first demand guaranty and original version of this guaranty	32

6.3 Condition to Obligation of the Seller to Close		32

6.3.1	Representations and Warranties True and Correct	32

ARTICLE VII INDEMNIFICATION		32

7.1 Indemnification Principles		32
7.1.1	Seller’s Agreement to Indemnify	32
7.1.2	Limitation of Liability	33

7.2 Survival of Representations and Warranties		34

7.3 Third Party Claims		34

7.4 Indemnification Procedure		35
7.4.1	Notices	35
7.4.2	When Payable	36

7.5 Guarantees		36
7.5.1	Pledge of Shares	36
7.5.2	Transfer of bank guaranty	36

ARTICLE VIII TERMINATION		37

8.1 Grounds for Termination		37

8.2 Effect of Termination		37

ARTICLE IX MISCELLANEOUS PROVISIONS		37

9.1 Fees and Expenses		37

9.2 Notices		38

9.3 Transfer		39

9.4 No Shop		39

9.5 Entire Agreement		39

9.6 Incorporation by Reference; Disclosure Schedules		39

9.7 Confidentiality		39

9.8 Modifications and Waivers		39

9.9 Severability		39

9.10 Language		40

9.11 Governing Law		40

9.12 Dispute Resolution		40

SHARE PURCHASE AGREEMENT

BETWEEN THE UNDERSIGNED:

I.P. CONTAINER HOLDINGS (Spain) S.L., a company organized and existing under the Laws of Spain with a capital of EUR 6,000, having its registered office in Madrid - 20, General Yagüe, 28020 Spain, and currently undergoing registration of its company number, duly represented by Mr. Marc Van Lieshout (the “Purchaser”) and

FINANCIERE PAPIER ET CARTON KADIRIA, abbreviated as FINAPACK, a société anonyme (corporation) with managing board and supervising board, organized and existing under the Laws of Morocco with a capital of MAD 226,000,000, having its head office at Casablanca (Aïn Sebaâ) – Route Secondaire 110, boulevard Chefchaouni and registered under number 93.957 with the Registry of Commerce of Casablanca, duly represented by Mr. Aziz Qadiri (“FINAPACK”) (the “Seller”)

(each of the Seller and the Purchaser are referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, the Seller, as of today, owns directly and through its subsidiary COFIPAC one hundred percent (100%) of Groupe CMCP, a société anonyme (corporation) with managing board and supervising board, organized under the laws of Morocco with a capital being reduced to MAD 448,220,000, having its head office at Kénitra, Quartier Industriel, Morocco, registered under number 9.919 with Kénitra Registry of Commerce (“CMCP”);

WHEREAS, CMCP is engaged in the business of purchase, import, sale, export, manufacturing and transformation of cellulose, paper and cardboard and all similar or related items or products, including the machines and parts necessary for their manufacture (the “Business”);

WHEREAS, the Purchaser is a wholly-owned subsidiary of International Paper Company, a US corporation having its head office at 400 Atlantic Street, Stamford, Connecticut 06921, USA;

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, fifty-one percent (51%) of all of the outstanding shares of CMCP at the Closing Date, of par value MAD 100 (the “Acquired Shares”);

WHEREAS, the Purchaser has separately agreed to acquire an additional 15.49% of the equity and voting rights of CMCP from various parties presently shareholders of FINAPACK and who will be shareholders of CMCP on the Closing Date following the ongoing share exchange transaction described in Schedule 4.1.28.;

WHEREAS, simultaneously with the execution of this Agreement, COFIPAC and the Purchaser have entered into that Shareholders’ Agreement (the “Shareholders’ Agreement”) to set forth the terms and conditions concerning their relationship as shareholders in CMCP and to provide for the orderly governance and the management of CMCP following the consummation of the transactions contemplated by this Agreement;

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

ARTICLE I

DEFINITIONS

1.1	Defined Terms

For the purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

Accounting Principles	means Moroccan GAAP, as applied according to Schedule 4.1.1;

Acquired Shares	means 2,285,922 Shares representing fifty-one percent (51%) of the share capital and voting rights of CMCP;

Affiliate

means, with respect to any Person:

(a) any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) shall have the meaning ascribed thereto in Article L. 233-3 of the French Commercial Code (Code de Commerce).

(b) any Person that serves as a director or officer of such specified Person;

Antitrust Notification	means the notification of the Transaction to the Moroccan Prime Minister as regards Moroccan competition Laws;

Appendix	means any appendix to this Agreement signed by the Parties;

Business Day	means any day other than a Saturday, Sunday or other days on which banking institutions are authorized or obligated by Laws to be closed in Casablanca or Paris, as the case may be.

Cleanup

means all actions required to:

(i) cleanup, remove, treat or remediate Hazardous Substances in the outdoor environment;

(ii) prevent the release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the outdoor environment;

(iii) perform preremedial studies and investigations and postremedial monitoring and care;

(iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the outdoor environment; or

(v) any legal or administrative proceedings related to items (i) through (iv), including, but not limited to, actions brought by third parties to recover costs incurred with respect to Cleanup;

Closing	means the sale of the Acquired Shares by the Seller to the Purchaser and the payment of the Purchase Price by the Purchaser to the Seller hereunder;

Closing Date	means the date on which the Closing shall occur;

Consent	means any or all authorization, approval, consent, filing, permit, license, registration and notification, including Antitrust Clearance, whether from a Governmental Authority or a third party;

Contract	means any contract, agreement, undertaking, commitment, lease, license, mortgage, bond, note or instrument, whether written or oral, that is legally binding, and to which CMCP or any of its Subsidiaries is a party;

Environmental Law	means all applicable environmental, health and safety Laws in Morocco;

Financial Statements	has the meaning given to it under Article 4.1.1;

GAAP	means Moroccan generally accepted accounting principles and practices;

Governmental Authority	means any government or any subdivision of the foregoing, authority, agency, commission, or other similar body including any control commission or similar regulatory body, or any court, tribunal, or judicial or arbitral body of any jurisdiction;

Governmental Order	means any order entered by or with any Governmental Authority specifically relating to CMCP or any of its Subsidiaries;

Hazardous Substances	means all substances or materials regulated as explosive, flammable, toxic or radioactive under any Environmental Law;

Indebtedness	means (i) obligations for borrowed money (including penalties, prepayment and other fees and accrued interest thereon), (ii) securitized receivables whether with or without recourse, (iii) obligations under financing leases and crédits-baux, (iv) indebtedness for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), and (v) all amounts owed by CMCP and any of its Subsidiaries to Affiliates or third parties under a loan, a line of credit or overdraft or cash pooling arrangements;

Indemnifiable Loss	has the meaning given to it under Article 7.1.1;

Law	means all applicable enforceable treaties, laws, regulations, directives, circulaires, orders, decrees, judgments, injunctions, permits, approvals, authorizations, permissions or notices applicable as of the Closing Date.

Liens	means liens, pledges, mortgages, charges, security interests, burdens, encumbrances, options, pre-emption rights, voting agreements, guarantees, usufructs or other restrictions or limitations of any nature whatsoever;

Material Adverse Change	means any event, circumstance, loss, or other occurrence which, individually or in the aggregate with other events, circumstances, losses, or other occurrences, has a Material Adverse Effect;

Material Adverse Effect	means an effect, whether internal or external to the Business of CMCP and its Subsidiaries, materially adverse to the financial condition, results of operations, assets or prospects of CMCP or any of its Subsidiary, or to the Purchaser as a majority shareholder of CMCP;

Off Balance Sheet Liabilities	means the off balance sheet liabilities of CMCP and its Subsidiaries as required to be disclosed under GAAP;

Past Restructurings	has the meaning given to it under Article 5.1.7;

Person	means any natural person, corporation, general or limited partnership, limited liability company, proprietorship, other business organization or entity, trust, union, unincorporated association, Governmental Authority or other organization;

Premises	means any site, plot of land, real property, office or construction owned or leased by CMCP or any of its Subsidiaries for the conduct of its Business;

Restructuring Plan	means the decrease of workforce implemented by CMCP as part of the restructuring of the group;

Schedule	means any schedule delivered by the Seller to the Purchaser concurrently with the execution of this Agreement and signed by the Parties, which sets forth the exceptions to the representations and warranties contained in this Agreement and certain other information called for by this Agreement;

Share Capital Reduction	means CMCP’s capital reduction to MAD 448,220,000 by means of a buyback of Shares as described in Schedule 4.1.28;

Shares	means any or all of the outstanding shares of capital stock and voting rights of CMCP on a fully diluted basis;

Subsidiary	means, with regards to any Person, any other Person directly or indirectly controlled by such first Person where “control” and correlatively “controlled by” have the meaning set forth in Article L. 233-3 of the French Commercial Code. It is specified, for the record, that on the date hereof CMCP does not hold any Subsidiary.

Tax	means any tax (including income tax, profit tax, withholding tax, précompte, capital gains tax, value-added tax, sales tax, property tax, gift tax, real estate tax, excise tax, retirement, unemployment, and social security contributions in any applicable jurisdiction), tariff or duty (including any stamp or customs duty) and any fine, penalty, interest or addition to tax imposed, assessed or collected by or under the authority of any Governmental Authority;

Transaction	has the meaning given to it under Article 2.1;

1.2	Presumption and Headings

The Parties acknowledge that each Party and its counsels have reviewed and revised this Agreement and that in the event an ambiguity or question of intent of the Parties or interpretation arises regarding this Agreement, this Agreement (including any Appendices and Schedules) shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party to this Agreement by virtue of the authorship of any provisions to this Agreement. The Article headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1	Purchase and Sale of the Acquired Shares

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Date the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Acquired Shares free and clear of all Liens, for the consideration for the price set forth in Article 2.2 (the “Transaction”). IP shall have the economic rights attaching to the Acquired Shares as of July 1st, 2005. Consequently, IP shall have the right to receive 50% (fifty percent) of the share of dividends relating to the 2005 fiscal year corresponding to the percentage of its interest in CMCP’s share capital.

2.2	Consideration for the Acquired Shares

2.2.1	Purchase Price

The consideration to be paid for the Acquired Shares (hereafter referred to as the “Purchase Price”) shall be:

MAD four hundred and fifty-nine million (MAD 459,000,000).

2.2.2	Method of Payment

On the Closing Date, the Purchaser shall pay to the Seller the Purchase Price by wire transfer in same day immediately available funds in Casablanca.

ARTICLE III

CLOSING

3.1	Date and Place of Closing

Unless otherwise agreed in writing between the Parties, consummation of the Transaction pursuant to the terms of this Agreement (the “Closing”) shall take place at the offices of Société Générale Marocaine de Banque in Casablanca, at 10:00 a.m. (local time) on the later the date that is ten (10) Business Days following satisfaction (or waiver if permitted) of the conditions referred to in Article VI.

3.2	Closing Deliveries

On the Closing Date:

(a) the Seller shall deliver or shall cause to be delivered to the Purchaser:

(i)	transfer certificates and certified extracts from Shareholders Accounts, or other document or documents necessary to effect the transfer of the Acquired Shares; and

(ii)	copies of resolutions of the relevant corporate bodies of CMCP approving the transfer of the Acquired Shares to the Purchaser pursuant to this Agreement, to the extent that the Laws or the bylaws require for such resolutions to be passed in order for such transfer of shares to be validly entered into.

(b) the Purchaser shall deliver or shall cause to be delivered to the Seller the Purchase Price by bank wire transfer in same day available funds in Casablanca to the account specified by the Seller, whose name and address are mentioned in Schedule 3.2(b).

(c) the Seller shall deliver or shall cause to be delivered to the Société Fiduciaire du Maroc -71, rue Allal Ben Abdellah, Casablanca - acting as escrow agent, a copy of the bylaws updated pursuant to the Shareholders’ Agreement.

(d) the Seller shall deliver to the Purchaser the Share Pledge Agreement and the notification of transfer of first demand guaranty referred to in Article 7.5 hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Seller

Except as set forth in the Schedules (it being understood that if a matter is set forth in one Schedule, it shall be deemed to be set forth in all other Schedules in which a reference to it is made), the Seller hereby warrants to the Purchaser the accuracy and completeness of the representations contained in this Article 4.1 as of the date hereof and as of the Closing Date as though they had been made as of the Closing Date, except to the extent these representations are by their express terms made as of a particular date (in which case, such representations and warranties shall be accurate as of such date).

4.1.1	Financial Statements

(a) The financial statements (as defined in Moroccan law 9-88 relating to the accounting obligations of commercial persons) drawn up by CMCP and its Subsidiaries as of December 31, 2002, December 31, 2003, December 31, 2004 and June 30, 2005 (hereinafter the “Financial Statements”) have been prepared in accordance with GAAP and the Accounting Principles, applied on a consistent and coherent basis, and present fairly the assets, liabilities, the financial condition and income of CMCP and its Subsidiaries on the date of the Financial Statements. The Financial Statements have been audited and certified by the statutory auditors of CMCP and are attached hereto as Schedule 4.1.1.

(b) Except as and to the extent disclosed or reserved against on the Financial Statements, CMCP and its Subsidiaries do not have, in particular, any debt or obligations, whether existing, contingent or eventual, resulting from one or more events that have occurred or that are foreseeable on the date of or prior to the date of the Financial Statements, or one or more transactions entered into or being entered into on the date of the Financial Statements or prior to such date and, in particular, no obligation or debt, whether commercial, fiscal, administrative or concerning social security, nor related fees, taxes, interest, penalties or fines, nor Off-Balance Sheet Liabilities.

(c) CMCP and its Subsidiaries have good and marketable title to the assets shown in the Financial Statements. The assets that are not being used in the operation of the Business have been written off or written down to their realizable value. All the receivables shown in the Financial Statements are of sure collection or have been adequately reserved for in the Financial Statements.

4.1.2	Authority and Powers and Enforceability

The Seller has all powers and authority to make the representations and warranties herein which constitute obligations thereby validly engaging and binding said Seller pursuant to their terms.

The Seller has all necessary corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder and to consummate the Transaction.

This Agreement has been duly executed by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms.

There are no actions, claims or other proceedings or investigations pending or threatened against or involving the Seller or any of its present directors or officers, or the assets of CMCP and of its Subsidiaries and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Seller’s ability to consummate the Transaction or affect the validity or enforceability of this Agreement.

The Transaction has been duly authorized by the Supervising Board of the Seller.

4.1.3	Setting up of CMCP and its Subsidiaries

The information set forth in the recitals hereto are true and correct.

CMCP and its Subsidiaries have been duly and lawfully set up and their bylaws, as well as the functioning of their corporate bodies, are in compliance with Laws in force.

The corporate registers of CMCP and of its Subsidiaries are complete and have been kept in accordance with applicable Laws and have all the required signatures.

4.1.4	Shares of CMCP and its Subsidiaries

(a) CMCP is a corporation (société anonyme) with managing board and supervising board existing under the Laws of Morocco with capital of 548,220,000 dirhams (before the Share Capital Reduction), divided into 5,482,200 Shares with a par value of 100 dirhams each, all validly issued, fully paid and non-assessable.

(b) Except for the exchange of shares described in Schedule 4.1.28, there exist no Contract or commitment in force in respect of the award or issuance of shares of CMCP or its Subsidiaries or granting any person whatsoever the right to an award or issuance of shares of CMCP and its Subsidiaries or the purchase or pre-emption right to all or part of the shares issued by CMCP or its Subsidiaries.

(c) Neither CMCP nor any of its Subsidiaries holds, directly or indirectly, interests in any company, partnership or grouping of any nature whatsoever including a partnership (société de personnes), non-trading real estate company (société civile immobilière), intercompany partnership (groupement d’intérêt économique), joint venture company (société de participation) or any other company or grouping in which the liability of the members or partners is not limited to their contribution. A complete list of the Subsidiaries and interests of CMCP is attached hereto as Schedule 4.1.4.

(d) Neither CMCP nor its Subsidiaries has issued founding partner shares, priority shares, preferential shares, bonds convertible into shares, exchangeable for shares, reimbursable in shares or granting right to subscription to shares. In general, neither CMCP nor its Subsidiaries has issued shares granting right by conversion, exchange, reimbursement, presentation of a coupon or, in any other manner, to the award, at any time or on a fixed date, of shares of CMCP or its Subsidiaries. No issuance of the types set forth in this paragraph is presently underway.

(e) Moreover, there exist no shares of CMCP or of its Subsidiaries granting double voting rights and no limitation has been brought to the voting rights attached to the shares of CMCP or of its Subsidiaries. No issuance of shares with double voting rights and no limitation as to voting rights are underway.

(f) The shareholders’ accounts and the share transfer registers for CMCP and its Subsidiaries are up to date and in compliance with applicable Laws.

4.1.5	Transfer of the Acquired Shares

The Acquired Shares are validly owned by the Seller who has the free disposal and the option to Transfer them without any restriction whatsoever, except for the application of statutory clauses of CMCP as concerns the transfer of Shares.

The different transactions required for the proper completion of the transfer of the Acquired Shares have been, or shall be, completed no later than the Closing Date, in accordance with applicable Laws, and shall validly transfer the ownership of the Acquired Shares to the benefit of the Purchaser.

The transfer of the Acquired Shares to the Purchaser does not breach any of the contractual or other obligations of CMCP and of its Subsidiaries and is not contrary to any of the Laws applicable to CMCP and its Subsidiaries, will not entail the termination of any Contract to which CMCP and its Subsidiaries are party and will not allow any Person to be released from a surety issued as a guarantee to a commitment of CMCP and its Subsidiaries.

4.1.6	Registers and Documents

All the accounting books, registers and files required by applicable Laws have been duly kept by CMCP and its Subsidiaries, are in their possession and contain information that is exact and duly registered according to generally accepted customs in the sector of business of CMCP and its Subsidiaries.

All the deeds or other documents establishing the ownership of assets of CMCP and its Subsidiaries and the signed copies of all the Contracts in force that are essential to the functioning of their business, entered into by them and that should be in their possession, are indeed in their possession.

4.1.7	Options, Mortgages and Other Liens

Except as set forth in Schedule 4.1.7, there is no Lien pertaining to all or part of the assets or Contracts of CMCP and its Subsidiaries. No Contract to consent to any of the rights or guarantees referred to above has been entered into. Neither CMCP nor its Subsidiaries, nor their employees or executives have received any claims from a Person that might lay claim to any of the guarantees referred to above. The completion of the Transaction shall not give rise to any Lien on all or part of the assets or Contracts of CMCP.

4.1.8	Compliance with Laws and Regulations

CMCP and its Subsidiaries have all the necessary Consents for the full ownership of their assets and for their current Business. All conditions relative to such Consents have been complied with by CMCP and its Subsidiaries. The completion of the Transaction shall not give rise to any withdrawal, cancellation or modification of any such Consents.

All applicable Laws have been complied with by CMCP and its Subsidiaries.

CMCP and its Subsidiaries are not obliged to proceed with new investments in order to be in compliance with any of such Laws.

To the best knowledge of the Seller, there exists no event which may entail the withdrawal or cancellation of the Consents which CMCP and its Subsidiaries have, or which may trigger their liability or that of their directors or their personnel.

All information and accounting statements transmitted by CMCP or its Subsidiaries to the Governmental Authorities are true and correct.

4.1.9	Contracts

(a) All of the current Contracts of CMCP and its Subsidiaries are valid and enforceable. CMCP and its subsidiaries have duly carried out all their obligations under such Contracts. Except for contracts listed in Schedule

4.1.9(a), there do not exist any events, in particular related to the Transaction, which may void or entail the early termination of such Contracts, or authorize a third party to require an early repayment, or trigger in any way the liability of CMCP and its Subsidiaries or of their directors or employees, towards any third party, including the employees of CMCP.

The transfer of the Acquired Shares shall not increase the contractual obligations and shall not restrict the contractual rights of CMCP and of its Subsidiaries.

(b) All the Contracts to which CMCP and its Subsidiaries are party are covered by appropriate legal documentation allowing CMCP and its Subsidiaries to exercise and to cause to be exercised all of their rights. Schedule 4.1.9(b) contains a list of all of CMCP’s material Contracts.

(c) Neither CMCP nor its Subsidiaries is bound by any agency, distribution, marketing or franchise Contract, except those listed in Schedule 4.1.9(c).

4.1.10	Unusual Contracts, Financial Commitments, Contracts with Shareholders

Except as set forth in Schedule 4.1.10, neither CMCP nor its Subsidiaries:

(i)	has entered into any Contract committing it in an unusual or abnormal way in relation to the normal course of its business, or triggering its liability in an unlimited or joint manner;

(ii)	has entered into any Contract which could be cancelled or terminated early as a result of the Transfer of the Acquired Shares;

(iii)	has entered into any Contract which may be terminated only by payment of an indemnity greater than five hundred thousand dirhams (MAD 500,000) or with a prior notice period greater than three (3) months;

(iv)	is party to a Contract with the Seller or with any Affiliate or any executive or officer of such Persons;

(v)	has, vis-à-vis the Seller or any Affiliate of the Seller, any commitment or debt whatsoever other than incurred in the normal course of business and under customary market conditions; Schedule 4.1.10(v) sets forth (i) all the dividends and interim dividends which distribution has been decided by CMCP’s competent corporate bodies for the fiscal year ended December 31, 2004, as well as all the dividends and interim dividends which distribution has been decided by CMCP’s competent corporate bodies and not yet paid, and (ii) all the dividends and interim dividends which distribution has been decided by CMCP’s Subsidiaries’ corporate bodies for the fiscal year ended December 31, 2004.

(vi)	is party to a Contract with a third party which would allow such third party to exercise a right of inspection of CMCP and its Subsidiaries’ management;

(vii)	is bound by a non-compete obligation.

Schedule 4.1.10 contains all the information (such as the amount, term, guarantees, rates, etc.) related to loans, credit agreements, overdraft agreements and other current banking facilities of CMCP and its Subsidiaries.

4.1.11	Off-Balance Sheet Liabilities and Commitments

Except as set forth in Schedule 4.1.11, no guarantee, lien, sponsorship or comfort letter, and other Off-Balance Sheet Liabilities of any nature whatsoever, granted or incurred by CMCP and its Subsidiaries, was in force as of December 31, 2004 and as of June 30, 2005, and shall be in force as of the Closing Date.

4.1.12	Profit Sharing Agreements

Neither CMCP nor its Subsidiaries is party or has agreed to be party to any Contract whatsoever designed to share all or part of its profits with third Persons.

4.1.13	Clients and Suppliers

Except as set forth in Schedule 4.1.13, CMCP has not received information indicating that one of its clients or one of its suppliers would have the intention to cease or to reduce materially its operations with CMCP immediately or in the future, in particular due to the Transfer of the Acquired Shares.

4.1.14	Insolvency

(a) No public trustee (syndic) has been appointed to manage all or part of the assets or business (fonds de commerce) of CMCP or of its Subsidiaries.

(b) No request, or declaration in view of a judicial reorganization (redressement judiciaire) or liquidation of CMCP or its subsidiaries or in view of the dissolution and early liquidation of CMCP or of its Subsidiaries has been made or is anticipated by CMCP or its Subsidiaries and/or their executives nor, to the best knowledge of the Seller, by any third party.

(c) Neither CMCP, nor its Subsidiaries, nor the Seller, have suspended their payments, are insolvent, or not able to pay their debts that are due.

4.1.15	Litigation

Except as set forth in Schedule 4.1.15, CMCP and its Subsidiaries are not involved in any legal, criminal, administrative or arbitral proceedings, as applicant or as defendant, including counter-claims, in which the risk for each dispute would be greater than fifty thousand dirhams (MAD 50,000).

Moreover, to the best knowledge of the Seller, there exists no event which may give rise to any proceedings whatsoever against CMCP and its Subsidiaries or against one of their executives, directors, employees or former directors, former executives or former employees for which they would be civilly liable.

In particular, CMCP and its Subsidiaries have not been subject to, and to the best knowledge of the Seller are not threatened with, any claim on the part of clients or other third parties.

Furthermore, no judicial or administrative decision, no statute of limitations, no time limit granted by a professional organization or a supervising authority has intervened, from which would result for either CMCP or its Subsidiaries, an obligation which may have, in the future, unfavorable consequences on the normal course of their business.

4.1.16	Employees, Corporate Officers of CMCP and its Subsidiaries

(a) No amount is due to a current or former employee, agent or corporate officer of CMCP or its Subsidiaries under his employment agreement or other Contracts, other than the rights to compensation due but not yet payable, reimbursements of professional expenses, or debts inscribed in the Financial Statements.

(b) Except as set forth in Schedule 4.1.16(b), neither CMCP nor any of its Subsidiaries have obligations of any nature whatsoever either towards former employees or temporary workers, and in particular obligations not yet executed on account of the termination of any employment agreement or service or under indemnities for unfair dismissal or for not having complied with an obligation to reinstate an employee.

(c) CMCP and its Subsidiaries have complied with the instructions and obligations imposed by the competent Governmental Authorities as regards employment Laws (insofar as such obligations are applicable), of social security Laws, of regulations concerning health and safety and of any other applicable Laws relative to the employment of salaried personnel.

(d) Laws relative to the representation of employees within CMCP and its Subsidiaries have been complied with by both CMCP and its Subsidiaries.

(e) Except as set forth in Schedule 4.1.16(e), no employment agreement or any agreement entered into with the employees, agents or company officers (current or former), provides for unusual conditions, in particular benefits or provisions or terms exceeding those provided for by the applicable collective bargaining agreement.

(f) Except as set forth in Schedule 4.1.16(f), none of the executives or officers of CMCP or its Subsidiaries has resigned or has been relieved of his duties within CMCP or its Subsidiaries, or has made known to them his intention to resign since January 1, 2005.

(g) All the additional retirement or contingency fund regimes of which CMCP and its Subsidiaries are members are listed on Schedule 4.1.16(g).

(h) CMCP and its Subsidiaries have not granted loans to their personnel, their agents or legal representatives except as set forth in Schedule 4.1.16(h).

(i) The employment agreements for the salaried personnel of both CMCP and its Subsidiaries are in compliance with applicable Laws.

4.1.17	Retirement

All contributions due and payable by CMCP and its Subsidiaries as regards retirement and various company benefits and all future commitments taken by CMCP or its Subsidiaries in this regard have been duly paid or reserved for in the Financial Statements.

4.1.18	Movable Assets and Real Property

CMCP and its Subsidiaries are rightful owners of all the assets necessary for their current Business, except those movable assets and real property subject to rental contracts appearing on Schedule 4.1.18(i). Except as set forth in Schedule 4.1.18(ii), no asset purchased by CMCP and its Subsidiaries is subject to any Lien and, generally, there exists no clause in the agreements entered into by CMCP and its Subsidiaries limiting the right to exploit their assets.

All the movable assets or real property of which CMCP and its Subsidiaries are owners or lessors are in a proper state of repair and in good working condition, of normal wear, free of any encumbrances and are suitable for the uses to which there are intended. CMCP and its Subsidiaries have all spare parts necessary in the normal course of business and as is customary in the industry. These spare parts are in a proper state of repair and in good working condition, and free of any encumbrances.

No agreement, restriction or stipulation has been agreed to by CMCP and its Subsidiaries, which would be unusual, would come into conflict with the use of the real property or affect their value. No action, claim or demand relative to the real property of which CMCP and its Subsidiaries are owners is pending.

All Consents concerning the real property of CMCP and its Subsidiaries have been obtained and complied with. In particular, all necessary Consents have been obtained for the work carried out on the real property.

No decision has been notified to either CMCP or its Subsidiaries by any Governmental Authority which may restrict or modify the use of the real property used by CMCP and its Subsidiaries.

CMCP and its Subsidiaries are not incurring any liability of any nature whatsoever in regards to the real property occupied by CMCP or its Subsidiaries in the past.

4.1.19	Leases

Concerning the buildings of which CMCP and its Subsidiaries are lessees:

(a) CMCP and its Subsidiaries have complied with their obligations under the leases related to them;

(b) No right of occupation or usage has been acquired, or, to the best knowledge of the Seller, is in the process of being acquired by any third party or has been consented or agreed with a third party;

(c) The Dahir dated May 24, 1955 related to building leases and premises for commercial, industrial or small company use applies to leases entered into by CMCP and its Subsidiaries so that they have the right to renew such leases pursuant to Articles 5 and following of such Dahir.

(d) CMCP and its Subsidiaries have not received notice from a lessor terminating a lease or threatening to do so.

4.1.20	Intellectual Property Rights

CMCP and its Subsidiaries have the ownership or license of all intellectual property rights (such as patents, trademarks, trade names, trade secrets, and computer software programs) that they currently use to operate the Business. None of these rights infringe on the rights of any third party. All documents pertaining to these rights are set forth in Schedule 4.1.20.

CMCP and its Subsidiaries do not use any intellectual property right that is not described in Schedule 4.1.20.

CMCP and its Subsidiaries have renewed in a timely manner all trademarks set forth in Schedule 4.1.20.

CMCP and its Subsidiaries have not granted to any third party any license or right to purchase the patents, designs, trademarks and trade names owned by CMCP and its Subsidiaries.

No intellectual property right used by CMCP or its Subsidiaries is owned by the Seller or any of its Affiliates.

To the best knowledge of the Seller, the operation of the Business by CMCP and its Subsidiaries do not infringe on any third party intellectual property right.

The intellectual property rights referred to in Schedule 4.1.20 are not subject to any claim or dispute.

To the best knowledge of the Seller, no third party infringes upon the patents, trademarks, trade names, trade secrets, and computer software programs of CMCP or its Subsidiaries.

There are no Liens on any trademark or patent owned by CMCP or its Subsidiaries.

4.1.21	Insurance

(a) CMCP and its Subsidiaries are insured, in compliance with applicable Laws, by existing insurance policies as listed in Schedule 4.1.21, for which premiums have been duly paid, and which provide coverage, under customary terms, for the risks customarily insured against by entities carrying on the same type of business as CMCP and its Subsidiaries. CMCP and its Subsidiaries have not performed any act or omitted to perform any act which may nullify or void the insurance policies contracted or cause their termination.

(b) Except as set forth in Schedule 4.1.21, there is currently no dispute involving the insurance policies of CMCP or its Subsidiaries, and no event has occurred which could result in such a dispute.

4.1.22	Powers and Authorizations

Neither CMCP nor any of its Subsidiaries have granted any power or other authorization (express or tacit) to anyone that is still in force, to enter into Contracts on their behalf, except for powers granted to senior managers of CMCP or its Subsidiaries in connection with their duties.

4.1.23	Taxes, Duties and Contributions

Except as set forth in Schedule 4.1.23:

(a) CMCP and its Subsidiaries have duly and in due course carried out or caused to be carried out with all competent authorities, the filing of all forms, declarations and reports as regards Taxes that must be made by each company, whether individually or as a member of a group of companies, in accordance with applicable Laws, and each of such forms, declarations and reports reflect accurately the obligations of CMCP and its Subsidiaries as regards Taxes and includes all information that must be indicated on them. All the Taxes and duties due by CMCP and its Subsidiaries relative to all the fiscal periods (or fractions of such periods) ending before the Closing Date shall have been entirely paid or reserved for. All the

Taxes due by CMCP and its Subsidiaries on the date of the Financial Statements have been duly entered in the Financial Statements;

(b) CMCP and its Subsidiaries do not benefit as regards Taxes from any preferential treatment dependent upon commitments of CMCP and its Subsidiaries which shall continue to bind CMCP and its Subsidiaries after June 30, 2005;

(c) all the transactions between CMCP, its Subsidiaries and their Affiliates have been completed under normal commercial conditions. There exists no transaction or commitment involving CMCP and its Subsidiaries subject to challenge by a Governmental Authority under transfer pricing restrictions;

(d) Except for the tax audits underway at CARSUD, ONDUMAR and CENTRE EMBALLAGE following notifications as shown in Schedule 4.1.23, CMCP and its Subsidiaries have not, during the last twenty-four months, been subject to and are not currently subject to an investigation, audit or visit by any Governmental Authority in respect of Taxes and, to the best knowledge of the Seller, no investigation, audit or visit of this type is contemplated. CMCP and its Subsidiaries have not been subject to any Tax or social security assessment in respect of the last three fiscal years;

(e) CMCP and its Subsidiaries have not entered into any tax sharing agreement relative to their income, profits or losses;

(f) the execution and performance of this Agreement shall not trigger any Tax or other charge for CMCP and its Subsidiaries;

(g) CMCP and its Subsidiaries have not made a request or obtained exemptions or tax deferrals relative to mergers or other restructuring during the current fiscal year or over the five (5) previous fiscal years, other than those in connection with the merger of Cartonnerie et Emballages du Centre - Centre Emballage, Cartonnerie du Maroc - Ondumar and Cartonnerie du Sud - Carsud within CMCP.

4.1.24	Inventories

(a) Inventories of raw materials, goods-in-progress, finished and consumable products accounted for in the Financial Statements exist on the date of the Financial Statements and have been evaluated according to the principles set forth in Schedule 4.1.24.

(b) The volume and composition of the inventories reflect the practices and methods habitually followed by CMCP in connection with the normal conduct of its businesses.

(c) The inventories of CMCP have been managed in the normal course of business. The quality and quantity of CMCP’s inventories allow the use and sale of such inventories in the normal course of business.

4.1.25	Products and Services

None of the products manufactured or sold and no services rendered by CMCP and its Subsidiaries are tainted with any apparent or hidden defect which could justify a request for cancellation from sale and/or for damages and interest on the part of a buyer, a consumer or any third party.

To the best knowledge of the Seller, there exists no event which may entail such a cancellation or an order to pay damages.

4.1.26	Environment

Except as set forth in the URS report attached hereto as Schedule 4.1.26, the businesses of CMCP and its Subsidiaries have always been and remain in compliance with the Environmental Laws and no product manufactured, assembled or sold, or service rendered by CMCP and its Subsidiaries, is in contravention of the Environmental Laws.

Except as set forth in the URS report attached hereto as Schedule 4.1.26, CMCP and its Subsidiaries have, on the Closing Date, all the necessary Consents pursuant to Environmental Laws for the conduct of the Business, the occupancy and use of the Premises by CMCP or its Subsidiaries, or which are necessary or desirable for the Closing of the Transaction.

Except as set forth in the URS report attached hereto as Schedule 4.1.26, no overflow or evacuation of any toxic or dangerous matter, substance or waste, has occurred on the sites belonging to or occupied by CMCP and its Subsidiaries, and CMCP and its Subsidiaries are not obliged or should not reasonably be obliged to Cleanup in any manner whatsoever contamination of the water or soil.

Since August 2004, date of the above-mentioned URS environmental report, CMCP and its Subsidiaries have not materially changed any practices which may have an impact on the environment and no overflow or evacuation of any substance, matter or waste, toxic or dangerous, has occurred on the sites belonging to or occupied by CMCP and its Subsidiaries.

4.1.27	Third Party Consents

Subject to the Antitrust Notification, no third party consent, including from the Governmental Authorities, is required or being sought for the completion of the transactions provided for herein.

4.1.28	Pre-signing transactions

All transactions described in Schedule 4.1.28 have been or shall be carried out in full compliance with applicable Laws; they are not subject to any third party claim and shall be in full force and effect as of the Closing Date.

4.1.29	Affiliates Transactions

There is no Contract between CMCP and an Affiliate.

4.1.30	Illegal Payments

Neither CMCP nor its Subsidiaries nor their Affiliates or employees has, directly or indirectly, made or agreed to make an illegal gift, payment, or contribution or any other similar benefit to a supplier, a client, a government official, an employee or any other person in order to obtain their assistance in any actual or proposed transaction, or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for public office:

(i)	which violates applicable Laws, or

(ii)	which might subject CMCP or its Subsidiaries to civil or criminal proceedings, or

(iii)	the non-continuation of which might have a material adverse effect on CMCP’s or its Subsidiaries’ business.

4.1.31	No Advisors’ Fees

There is no Person entitled to receive any brokerage, commission or finder’s or financial advisory fee from CMCP or its Subsidiaries in connection with the Transaction.

4.1.32	Truthfulness of the Representations

This Agreement does not contain inaccurate or incomplete representations nor voluntarily omits to represent an important fact so as to make the representations contained herein misleading.

The Seller does not have knowledge of any important fact capable of adversely affecting the operations, the assets or the financial condition of CMCP and its Subsidiaries and which has not been set forth or identified in this Agreement.

4.2	Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Seller that the statements contained in this Article shall be accurate as of the date hereof and shall be accurate as of the Closing Date as though made as of the Closing Date, except to the extent these representations are by their express terms made as of a particular date (in which case, such representations and warranties shall be accurate as of such date):

4.2.1	Authority and Powers and Enforceability

The Purchaser has all powers and authority to make the representations and warranties herein which constitute obligations thereby validly engaging and binding said Purchaser pursuant to their terms.

The Purchaser has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the Transaction.

This Agreement has been duly executed by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

There are no actions, claims or other proceedings or investigations pending or threatened against or involving the Purchaser or any of its present directors or officers, or the assets and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Purchaser’s ability to consummate the Transaction or affect the validity or enforceability of the Agreement.

4.2.2	Setting up of the Purchaser

The Purchaser has been duly and lawfully set up and its bylaws, as well as the functioning of its corporate bodies, are in compliance with Laws in force.

ARTICLE V

COVENANTS

5.1	Covenants of the Seller

5.1.1	Operation of the Business

Between the date of this Agreement and the Closing Date, except as specifically contemplated by this Agreement or as otherwise consented to in writing by the Purchaser,

(i)	the Seller shall ensure that CMCP and the Subsidiaries are managed in the ordinary course and in a prudent manner (en bon père de famille) and, in particular, the Seller shall use its best efforts to maintain and develop the activities and business relations of CMCP and the Subsidiaries; and

(ii)	CMCP and its Subsidiaries shall maintain their inventory, accounts receivable and accounts payable in the ordinary course of business consistent with past practice.

5.1.2	Restricted Actions

As part of the Seller’s commitment to ensure that CMCP and its Subsidiaries are managed in the ordinary course and in a prudent manner (en bon père de famille), without limiting the generality of the foregoing, and except as expressly permitted hereunder, the Seller, without the consent of the Purchaser (which consent shall not be unreasonably withheld or delayed and, if the Purchaser does not notify the Seller in writing of its refusal to grant such consent within five (5) Business Days of the receipt of a written request, in reasonable detail, such consent shall be deemed to have been granted), shall not and shall cause CMCP and each of the Subsidiaries not to:

(a) amend their bylaws or other constituent or governing document other than as a consequence of the Share Capital Reduction underway or of a requirement of Law, or provided for in the Shareholders’ Agreement;

(b) be a party to any acquisition, merger, spin-off, consolidation, purchase of stock or interest in any corporation, partnership, association or other business organization or enter into or form any material joint-venture or enter into any agreement leading to any of the foregoing;

(c) alter CMCP’s capital stock or declare, set aside, make or pay any dividend (other than any dividend which has been approved prior to the date hereof), or purchase or redeem any shares of CMCP’s capital stock (other than the Share Capital Reduction), except to the extent contemplated by this Agreement, including the effects of the share exchange underway as described in Schedule 4.1.28;

(d) issue or sell any of its capital stock or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares (other than any such issuances or sales by a Subsidiary to CMCP or other Subsidiaries);

(e) incur any additional debt or make any early repayments on existing loans, debts or other liabilities other than in the ordinary course of business;

(f) acquire, sell or dispose in any way any goodwill, real property or intellectual property or any other material asset;

(g) other than in the ordinary course, enter into any transaction involving a Contract in excess of one million dirhams (MAD 1,000,000) or binding CMCP for a term greater than one year;

(h) enter into a binding agreement for the hiring or dismissal of any employee of CMCP or any of its Subsidiaries for an annual aggregate amount in excess of five hundred thousand dirhams (MAD 500,000);

(i) amend its employees’ collective status or to grant any additional benefits, or make any material change in the compensation payable, or to become payable, to any employee of CMCP or any of its Subsidiaries (other than normal recurring increases in the ordinary course of business or pursuant to plans, programs or agreements existing on the date hereof, and other than pursuant to statutory or regulatory requirements);

(j) except as set forth in Schedule 5.1.2(j), make any capital expenditures in excess of five hundred thousand dirhams (MAD 500,000) for any individual expenditure or MAD two million dirhams (MAD 2,000,000) in the aggregate;

(k) waive any receivable involving an amount greater than two hundred thousand dirhams (MAD 200,000) outside the ordinary course of business;

(l) grant any Lien, mortgage or pledge or issue any security undertaking or commitment whereby it would assume liability of a third party other than in the ordinary course of business;

(m) except as set forth in Schedule 5.1.2(m), other than in the ordinary course of business, settle any action, claim or dispute against or affecting CMCP or any Subsidiary involving an amount greater than two hundred thousand dirhams (200,000 MAD) or

(n) conclude any agreement with an Affiliate;

(o) agree to take any of the actions set forth in the foregoing subparagraphs 5.1.2(a) through 5.1.2(n).

CMCP and its Subsidiaries may cure a breach of any representation or warranty contained in this Agreement, provided that the Seller informs the Purchaser in writing of such cure does not breach the provisions of Article 5.1.2 hereabove, that its cost is borne by the Seller.

5.1.3	CMCP Corporate Structure

The Seller shall take, and cause CMCP to take, all actions necessary so that within fifteen (15) days from the Closing Date, the bylaws (statuts) of CMCP are amended in order to make them compliant with the provisions of the Shareholders’ Agreement, including the adoption by CMCP of the “Société Anonyme à Conseil d’administration” company form, provided that legal formalities of publicity and registration with the commercial register shall be completed within fifteen (15) Business Days of the Closing Date.

5.1.4	Permits and Consents

The Seller shall cause those permits identified as being missing in the URS report attached as Schedule 4.1.26 to be obtained by CMCP as soon as possible.

5.1.5	Macarpa Acquisition

The Seller undertakes to disclose to the Purchaser all information in its possession regarding Macarpa, a Moroccan corporation with a capital of MAD 3 million, having its registered offices at Casablanca (Aïn Sebaâ) – Quartier industriel, rue F registered with the Registry of Commerce of Casablanca under number 45.475, and to include the Purchaser in any discussion in view of the acquisition of Macarpa by CMCP in January 2006.

5.1.6	Share Capital Reduction

The Seller undertakes to submit to the Purchaser or to its counsel, for information, all documents relating to the Share Capital Reduction before the Closing Date.

5.1.7	Past Restructurings

The Seller specifically warrants that all past corporate restructuring transactions listed in Schedule 5.1.7 leading to the current CMCP (the “Past Restructurings”) have been carried out in full compliance with applicable Laws (including tax and accounting rules).

5.1.8	Tax Matters

(a) The Seller shall see to it that CMCP prepare and file when due all Tax returns (the “Straddle Period Returns”) that are required to be filed by or with respect to CMCP or any Subsidiary or their respective businesses or assets for taxable periods or years commencing before and ending after the Closing Date (a “Straddle Period”), if the due date for such Straddle Period Returns is on or before the Closing Date.

(b) The Seller shall see to it that CMCP timely pay all Taxes with respect to the Tax returns filed pursuant to paragraph (a) above.

(c) Neither CMCP nor any of its Subsidiaries shall suffer any losses nor incur any liabilities with respect to any Taxes or as a result of having parted from, or having been a party to the tax group to which they belonged.

(d) The Seller shall not and shall not permit any of their Affiliates to amend, refile or otherwise modify any Tax return relating in whole or in part to CMCP or any of its Subsidiaries with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of the Purchaser.

5.1.9	Specific Indemnities

(a) The Seller undertakes to indemnify the Purchaser, CMCP or its Subsidiaries in respect of any Indemnifiable Loss incurred by it, directly or through CMCP, and which arises out of:

(i)	the Past Restructurings (including the terms for their implementation);

(ii)	the Restructuring Plan, exclusively for the part already implemented or initiated at the Closing Date;

(iii)	claims of employees or temporary workers regarding damages suffered prior to the Closing Date;

(iv)	any dispute relating to the ownership to the Acquired Shares;

(v)	liabilities referred to in Article 5.1.8; and

(vi)	liabilities referred to in Article 4.1.26.

(b) The indemnification procedure described in Article VII shall apply to claims arising out of this Article 5.1.9, except for the limitation specifically provided for in Article 7.1.2(b).

5.1.10	Cooperation

Between the date of this Agreement and the Closing Date, the Seller shall cause CMCP and its Subsidiaries, upon reasonable notice from the Purchaser and during normal business hours:

(i)	to give the Purchaser and its authorized representatives reasonable access to all books, records, offices, Premises and other facilities and properties as well as to management and advisers of CMCP and any of its Subsidiaries;

(ii)	permit the Purchaser to make such inspections thereof as the Purchaser may reasonably request; and

(iii)	cause its officers to furnish the Purchaser with such financial and operating data and other information with respect to business and properties of CMCP and any of its Subsidiaries as the Purchaser may from time to time reasonably request.

5.1.11	Notices

Between the date of this Agreement and the Closing Date, the Seller shall immediately notify the Purchaser in writing:

(i)	of any material decision with respect to CMCP or any of its Subsidiaries (other than for actions referred to in Article 5.1.2 which require the prior written consent of the Purchaser);

(ii)	of any development regarding the Restructuring Plan;

(iii)	of any Material Adverse Change;

(iv)	of any event that causes or shall cause any breach of the representations and warranties under Article 4.1.

5.2	Mutual Covenants

5.2.1	Publicity

(a) The Seller and the Purchaser agree that, from the date hereof through the Closing Date, no public release or announcement concerning the Transaction shall be issued by either Party without the prior consent of the other Party, except as such release or announcement may be required by Laws, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

(b) The Seller and the Purchaser agree not to disclose the Purchase Price, except as legally required.

5.2.2	Fullfilment of Conditions Precedent.

Subject to the terms and conditions of this Agreement, the Parties shall cooperate and use all reasonable efforts to cause each of the conditions precedent to Closing to be fulfilled as soon as possible.

5.2.3	Confidentiality

Each of the Parties shall maintain, and shall cause its Affiliates to maintain, in strict confidence, all information relating to the business of CMCP and its Subsidiaries (including, but not limited to, intellectual property rights and all information other than information which is or becomes readily obtainable from a public source through no fault of the Party disclosing the information). Without limiting the generality of the foregoing, each of the Parties undertakes not to disclose, and shall cause its Affiliates not to disclose, to a third party any information concerning CMCP or the Subsidiaries except:

(i)	when required to disclose such information by Laws; or

(ii)	as authorized by the other Party and to the extent necessary in the ordinary course of business, and in this case, the Party disclosing the information shall not itself use, and shall cause its Affiliates not to use, such information.

ARTICLE VI

CONDITIONS PRECEDENT

6.1	Condition to Obligation of both Parties to Close

The respective obligation of each Party to consummate the Transaction contemplated hereby shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following condition precedent:

6.1.1	No Legal Impediment

No Law restraining or prohibiting the purchase of the Acquired Shares shall be in effect at the Closing Date, all Consents that are necessary to consummate the Transaction shall have been obtained, and any applicable waiting periods thereunder shall have expired or been terminated.

6.2	Condition to Obligation of the Purchaser to Close

The obligation of the Purchaser to consummate the Transaction contemplated hereby shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions precedent:.

6.2.1	Representations and Warranties True and Correct

None of the representations and warranties of the Seller made in this Agreement shall turn out to be incorrect or misleading in any material respect as of the date hereof or as of the Closing Date.

6.2.2	Compliance with the Obligations of this Agreement

The Seller shall have complied in all material respects with its obligations and covenants under this Agreement, or shall have cured any instance of material non-performance or non-compliance to the satisfaction of the Purchaser, on or before the Closing Date.

6.2.3	No Material Adverse Change

No Material Adverse Change shall have occurred after the date of this Agreement, nor be continuing as of the Closing Date.

6.2.4	Satisfactory Implementation of the Prior Transactions Set Forth in Schedule 4.1.28

FINAPACK and its controlling shareholders shall have carried out, to the satisfaction of the Purchaser’s Moroccan legal counsel, the prior restructuring transactions involving CMCP’s capital or assets described in Schedule 4.1.28.

6.2.5	Notification of transfer of first demand guaranty and original version of this guaranty

FINAPACK shall have delivered to the Purchaser the notification of transfer of first demand guaranty referred to in Article 7.5 hereof and the original version of such guaranty.

6.3	Condition to Obligation of the Seller to Close

The obligation of the Seller to consummate the Transaction contemplated hereby shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of the following condition precedent:

6.3.1	Representations and Warranties True and Correct

None of the representations and warranties of the Purchaser made in this Agreement shall turn out to be incorrect or misleading in any material respect as of the date hereof or as of the Closing Date.

ARTICLE VII

INDEMNIFICATION

7.1	Indemnification Principles

7.1.1	Seller’s Agreement to Indemnify

(a) Without prejudice to the specific indemnification obligations of the Seller provided in Article 5.1.9, the Seller agrees to indemnify, and hold the Purchaser and CMCP and its Subsidiaries, as the case may be, (collectively, “Purchaser’s Group”) harmless from and against any and all liabilities, obligations, damages, deficiencies of assets, losses, claims, actions, lawsuits, proceedings, judgments, demands, costs and penalties (including reasonable attorneys’ fees) asserted against, or suffered by any member of Purchaser’s Group resulting from

(i)	any inaccuracy or breach of Seller’s representations or warranties contained herein;

(ii)	any breach of the Seller’s covenants contained herein

(any such loss hereinafter referred to as an “Indemnifiable Loss”).

The Seller undertakes to indemnify the Purchaser up to 51 % of the amount of any Indemnifiable Loss, provided, however, that any claim for a single Indemnifiable Loss in excess of MAD 100 million shall be indemnified directly at the level of CMCP up to 84.5 % of the amount concerned. Any payment made pursuant to this Article VII or Article 5.1.9 shall be considered for tax purposes as a Purchase Price adjustment.

(b) Without limiting in any way the generality of the foregoing, the term “Indemnifiable Loss” shall include:

(i)	increases in liabilities resulting from third party claims against CMCP or any of its Subsidiaries arising from activities prior to the Closing Date, and

(ii)	any penalty, late payment interest, surcharge or fine which may fall or be deemed to be due as a result of any Tax audit as well as of any other action or administrative proceeding by any Governmental Authority, as well as any penalty, late payment interest, surcharge or fine or cost or expense of compliance with any order, decree, directive or judgment which may fall or be deemed to be due as a result of any claim, proceeding, order, directive or judgment relating, directly or indirectly, to the domestic or international operations or activities of CMCP or any of its Subsidiaries.

7.1.2	Limitation of Liability

(a) The Seller’s indemnification for any inaccuracy or breach of any representation or warranty under this Agreement shall be due if the aggregate Indemnifiable Loss exceed five hundred thousand dirhams (MAD 500,000), in which case the full amount of such Indemnifiable Loss shall be taken into account for the determination of any indemnification hereunder.

(b) Subject to the provisions of Article 5.1.9, the Seller’s aggregate indemnification of the Purchaser’s Group for any inaccuracy or breach of any representation or warranty under this Agreement shall be limited to the amount of the Purchase Price.

(c) Any indemnification due by the Seller shall be calculated taking into account:

(i)	the effect of any savings realized by the Purchaser or CMCP or any of its Subsidiaries as a result of the Tax deductibility of the relevant Indemnifiable Loss; and

(ii)	the tax cost of any such indemnification for its beneficiary,

so that the Purchaser, CMCP or the relevant Subsidiary shall be in the same position as it would have been should the Indemnifiable Loss have not occurred.

(d) The Parties agree that a Tax assessment which merely moves the Tax burden from one fiscal year to another without increasing it shall not constitute an Indemnifiable Loss, provided that the time period involved is four years or less and provided further that the Seller shall reimburse the financial cost of such move.

(e) The amount of any indemnity payable hereunder on account of an Indemnifiable Loss shall be reduced by any insurance proceeds effectively received by the Purchaser’s Group with respect thereto.

(f) In addition, the amount of any indemnity payable hereunder on account of an Indemnifiable Loss involving doubtful accounts totally or partially unreserved for shall be reduced by the amount of any doubtful account reserve cancelled prior to the filing of the relevant claim for indemnification as a result of the payment to CMCP of the amount reserved for, but only insofar as:

(i)	such doubtful account concerns a client with whom CMCP has ceased all business relations;

or, with respect to a client with whom business relations are continuing,

(ii)	it will be established that the payment made to CMCP corresponds truly and precisely to the claim which amount had been reserved for and that such amount has thereby reduced, on the date of the filing of the relevant claim for indemnification, the total amount of claims for this same client.

7.2	Survival of Representations and Warranties

(a) All representations and warranties under this Agreement, other than those referred to in paragraphs (b) and (c) below, shall survive for a period of four (4) years after the Closing. Any claim notified to the Seller within such period may be indemnified;

(b) The representations and warranties under Article 4.1.23 (“Taxes, Duties and Contributions”) of this Agreement shall survive for the applicable statute of limitations plus sixty (60) calendar days. Any claim notified to the Seller within such period may be indemnified;

(c) The representations and warranties under Articles 4.1.2, 4.1.3, 4.1.4 and 4.1.5 of this Agreement shall survive indefinitely;

7.3	Third Party Claims

The obligation of a Party (“Indemnifying Party”) to indemnify the other Party and the entitlement to indemnification of the other Party (the “Indemnified Party”) in respect of, arising out of or involving a claim or demand made by third parties (“Third Party Claim”) shall be subject to the following specific provisions:

(a) Subject to the provisions of (b) below, upon receipt of written notice of any Third Party Claim asserted against, imposed upon or incurred by an Indemnified Party, such Indemnified Party shall undertake the defense thereof, by counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnifying Party, provided that

(i)	the Indemnified Party shall consult with the Indemnifying Party in a timely manner on all important strategic matters relating to any such Third Party Claim;

(ii)	the Indemnified Party shall not settle any Third Party Claim without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld, taking into account the balance of interests between the legal merits of the claim and any bona-fide commercial interest of the Indemnified Party and of CMCP to agree to a prompt settlement; and

(iii)	the Indemnified Party shall have the good faith duty to mitigate any Indemnifiable Loss in a reasonable manner, including taking all reasonable steps to recover amounts due to the Indemnified Party as a result of the relevant Third Party Claim.

The Indemnifying Party shall pay the reasonable legal fees and expenses incurred by the Indemnified Party in the defense of such claims.

(b) If the Third Party Claim relates to Taxes, the Indemnifying Party shall be entitled to request that a counsel of its choice be fully involved in the proceedings.

(c) The Indemnifying Party shall provide the Indemnified Party against whom a Third Party Claim is asserted with access to all records and documents relating to any Third Party Claim, and reciprocally.

7.4	Indemnification Procedure

7.4.1	Notices

The Indemnified Party shall notify the Indemnifying Party in writing, and in reasonable detail, of the nature of the claim:

(i)	within thirty (30) Business Days after a determination by the Indemnified Party that any facts or circumstances of which it has learned give rise to a claim,

(ii)	within thirty (30) Business Days after receipt by such Indemnified Party of written notice of any Third Party Claim, and

(iii)	with respect to Taxes, within eight (8) calendar days of any Tax assessment or Tax audit notice;

provided, however, that the failure to notify on a timely basis shall only reduce the indemnification due by the Seller to the extent this failure shall have increased the amount of the resulting Indemnifiable Loss or shall have precluded the Indemnifying Party from exercising a recourse.

7.4.2	When Payable

Indemnification under this Article VII shall be payable with respect to any claim concerning an Indemnifiable Loss within thirty (30) days from the earliest of:

(i)	the date any payment is required to be made to any Tax or other Governmental Authority with respect to any claim from such authority unless such authority has granted a deferral for performance,

(ii)	the resolution of such claim by mutual agreement between the Seller and the Purchaser,

(iii)	the issuance of a final judgment, award, order or other ruling (which is not subject to appeal or with respect to which the time for appeal has elapsed) by a court or arbitral tribunal having jurisdiction over the appropriate parties and the subject matter of such claim or to which such claim was submitted for resolution by joint agreement between the Seller and the Purchaser, or

(iv)	the final settlement of such claim with a third party.

7.5	Guarantees

7.5.1	Pledge of Shares

As security for the payment of any amounts due under this Agreement, including any indemnification pursuant to Article VII hereof, the Seller shall see to it that COFIPAC pledge on the Closing Date to the benefit of the Purchaser 174,308 Shares of CMCP, representing the equivalent as of the Closing Date of thirty-five million dirhams (MAD 35,000,000), under a Pledge Agreement substantially in the form of Attachment I hereto.

7.5.2	Transfer of bank guaranty

In addition, the Seller shall transfer to the Purchaser, on the Closing Date, the benefit of the Attijarwafa Bank first demand bank guaranty provided by the O’Hana Group in connection with the sale of Shares implemented between the O’Hana Group and the Seller and its Affiliates, as of July 28, 2005, as well as the full benefit of the indemnification obligations pursuant to any and all representations and warranties made by the O’Hana Group in connection with such sale, under a notification of transfer substantially in the form of the draft attached in Attachment II hereto.

ARTICLE VIII

TERMINATION

8.1	Grounds for Termination

This Agreement may be terminated at any time prior to the Closing Date:

(i)	by the written agreement of each of the Purchaser and the Seller;

(ii)	by either the Purchaser or the Seller in the case of a material breach by the other Party of its covenants pursuant to this Agreement which is not cured within thirty (30) days of written notice thereof given by the non-breaching Party to the breaching Party; or

(iii)	by either the Purchaser or the Seller in the event that the Closing shall not have occurred by December 21, 2005, in the absence of a breach by the Party seeking termination.

8.2	Effect of Termination

If this Agreement is terminated pursuant to Article 8.1 hereabove, such termination shall be without liability to either Party to this Agreement or any Affiliate, shareholder, director, officer or representative of such Party, except for liability arising from a breach of this Agreement, and all confidential information provided by either Party to the other shall be returned to the other Party or, upon such Party’s instruction, destroyed.

If terminated pursuant to Article 8.1 hereabove, this Agreement shall become void and of no further force or effect, except for the provisions of:

(i)	Article 9.1 relating to certain expenses and Article 4.1.31 relating to advisors’ fees,

(ii)	Article 5.2.1 relating to publicity and Article 5.2.3 relating to confidentiality,

(iii)	Article 9.11 relating to governing law and Article 9.12 relating to dispute resolution and

(iv)	this Article 8.2.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1	Fees and Expenses

Unless otherwise agreed, each of the Parties shall bear the expenses and fees incurred by it or for it in relation to this Agreement and the Transaction, including the fees of any brokers and legal, accounting and financial advisors. If the Transaction closes, the Seller shall be responsible for such fees and expenses incurred by CMCP, except with regard to the adoption by CMCP of the company form of a “société anonyme à conseil d’administration”, or, alternatively, such fees and expenses shall be deducted from the Purchase Price.

9.2	Notices

Any notices or communications required or permitted to be given to any Party under this Agreement shall be addressed in writing to the persons and addresses indicated below, and shall be deemed to have been duly given when delivered by hand, courier on D+1, or, if mailed with return receipt requested, as of the date certified by the return receipt, and, regardless of method, addressed to the Party at its email address or facsimile number set forth below (or at such other address or facsimile number as such Party shall furnish the other Party in accordance with this Section):

To the Purchaser:

I.P. CONTAINER HOLDINGS (Spain) S.L.

20, General Yagüe

28020 Madrid

Spain

Attn: Mr. Marc Van Lieshout

With a copy to:

INTERNATIONAL PAPER (EUROPE SA)

Chaussée de la Hulpe 166

1170 Brussels

Attn: General Counsel

Facsimile: +32 2 774 12 59

To the Seller:

Mr. Aziz Qadiri

FINAPACK

Route Secondaire 110, boulevard Chefchaouni

Casablanca (Aïn Sebaâ)

Facsimile: +212 22 35 07 54

Email: azizqadiri@cofipac.com

9.3	Transfer

No Party may assign or Transfer, in any way whatsoever, its rights and obligations under this Agreement without the prior written consent of the other Party.

9.4	No Shop

From the date hereof through the Closing Date, the Seller shall stop all discussion with third parties regarding the sale of the Shares and shall abstain from any response to a third party solicitation in that regard.

9.5	Entire Agreement

This Agreement together with the Shareholders’ Agreement and any agreement referred to herein and therein, embody the entire agreement of the Parties hereto with respect to the subject matters hereof, and supersede all prior agreements with respect thereto.

9.6	Incorporation by Reference; Disclosure Schedules

The Schedules and Appendices to this Agreement constitute integral parts of this Agreement and are hereby incorporated into this Agreement by this reference.

9.7	Confidentiality

Each of the Parties shall maintain and cause the Affiliates to maintain the confidentiality of this Agreement. Without limiting the generality of the foregoing, each of the Parties undertakes to refrain from communicating and will cause the Affiliates to refrain from communicating all or part of this Agreement to any third party whatsoever, except:

(a) when required to disclose such information by Laws; or

(b) as authorized by the other Party and to the extent necessary in the ordinary course of business.

9.8	Modifications and Waivers

(a) This Agreement shall only be modified by a written agreement duly signed by the Parties hereto.

(b) Any waiver by a Party to one of its rights pursuant to this Agreement shall only take effect if made in writing, and shall be strictly interpreted.

(c) No waiver of any one of the provisions of this Agreement shall constitute a waiver of any other provision.

9.9	Severability

If any of the provisions of this Agreement becomes null, illegal, unenforceable, or incapable of being performed in any manner whatsoever (hereinafter, “Disputed Provisions”):

(a) The validity and enforceability of the other provisions shall not be affected or compromised in any way; and

(b) the Parties shall negotiate in good faith in order to replace the Disputed Provisions with valid and enforceable provisions that are as close as possible to the Parties’ common intent or, if such common intent cannot be determined, the intent of those among the Parties which the Disputed Provisions is supposed to protect.

9.10	Language

This Agreement has been executed both in French and in English language.

If any difficulty regarding interpretation were to arise, the Parties shall refer to both French and English versions of this Agreement to determine their intent.

If any contradiction between the French version and the English version of this Agreement were to arise, the French version shall prevail.

9.11	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of France to the fullest extent compatible with any mandatory provision of Moroccan law.

9.12	Dispute Resolution

(a) The Parties shall seek to resolve amicably any dispute between them arising out of, or in connection with this Agreement (including, without limitation, in respect of the validity, interpretation, enforcement, breach or termination thereof), or any of the transactions contemplated hereby, through good faith negotiations for a period of ninety (90) days following written notice in reasonable detail of the existence of such dispute by either Party to the other.

(b) If at the end of such ninety (90) day period, the Parties shall have been unable to resolve such dispute, either Party may submit the matter to international arbitration for final settlement under the Rules of Arbitration of the International Chamber of Commerce (ICC) as in effect on the date of commencement of the arbitration. The arbitral tribunal shall be composed of three (3) arbitrators appointed in accordance with said Rules. The seat of arbitration shall be Paris, France. The arbitration proceeding shall be conducted in the French language, provided that the Parties may file their submissions in French or English and that evidentiary documents and testimonies may be submitted in their original language if such language is English.

(c) The arbitral tribunal shall not have the power to:

(i)	alter or modify any of the express terms, provisions, or conditions of this Agreement, or

(ii)	act as “amiable compositeur”.

The arbitral award may include pre-award and/or post-award interest, at a rate of interest set in the discretion of the arbitral tribunal, but not in excess of the rates of pre-judgment or post-judgment interest, as the case may be, permitted by applicable Laws. The award granted by the arbitral tribunal may be subject to a decision conferring authority to execute the award (exequatur) in any court having jurisdiction in the country in which assets of any liable Party is located. The Parties agree that such award shall be enforceable in any country or countries in which such assets are found and agree to submit to enforceability of such award in such country or countries.

(d) The Parties shall use their best efforts to cause arbitration proceedings arising under this Article 9.10 to proceed in a prompt and cost-effective manner, avoiding all undue delay and with the intention that the arbitration award is rendered not more than one hundred twenty (120) calendar days from the date of the confirmation by the ICC of all of the members of the arbitral tribunal, unless the Arbitration Court of the ICC decides to extend the proceedings in accordance with the Rules of Arbitration of the ICC.

(e) The foregoing provisions of this Article 9.10 shall not preclude either Party from applying for any preliminary or interim injunctive remedies or restraining order available from any court of competent jurisdiction where necessary to protect its rights hereunder, including securing the subsequent enforcement of any arbitral award made pursuant to the procedures provided in this Article 9.10.

Done in Casablanca and Brussels, on September 15, 2005,

in two (2) original counterparts.

I.P. CONTAINER HOLDINGS (Spain) S.L.

Mr. Marc Van Lieshout
Title:	Chairman of the Board of Directors

duly authorized

FINAPACK

Mr. Aziz Qadiri
Title:	Chairman of the Managing Board

duly authorized

Attachment I	Draft Pledge Agreement

Attachment II	Draft notification of transfer of first demand bank guaranty